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                                                                  EXHIBIT 23(h)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We have issued our report dated October 24, 1997, except for note F as to which the date is October 28, 1997, accompanying the combined financial statements of Coran Enterprises, Inc., dba A-1 Rents, and Monterey Bay Equipment Rental, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          /s/ Grant Thornton LLP

San Jose, California

December 17, 1997